As filed with the Securities and Exchange Commission on August 16, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CELSION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-1256615
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

997 Lenox Drive, Suite 100 Lawrenceville, NJ	08648
(Address of principal executive offices)	(Zip Code)

2018 Inducement Awards

2019 Inducement Awards

(Full title of the plan)

Michael H. Tardugno

Chairman, President and Chief Executive Officer

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

(609) 896-9100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock of Celsion Corporation, $0.01 par value (“Common Stock”)	94,002	(1)	$2.77		$260,385.54	$31.56
Common Stock	12,500	(2)	$1.65	(5)	$20,625.00	$2.50
Common Stock	140,004	(3)	$2.18		$305,208.72	$37.00
Common Stock	12,500	(4)	$1.65	(5)	$20,625.00	$2.50
Total	259,006		―		$606,844.26	$73.56

(1)	Represents (i) 70,002 shares of Common Stock of Celsion Corporation (the “Registrant”) that are issuable upon the exercise of non-qualified stock option awards granted to Anthony Recupero on September 28, 2018, with a per share exercise price of $2.77 (the “Recupero Option Inducement Award”) and (ii) 24,000 shares of Common Stock of Registrant that are issuable upon the exercise of non-qualified stock option awards granted to Keith Markey on October 1, 2018, with a per share exercise price of $2.77 (the “Markey Inducement Award”, together with the Recupero Inducement Award, the “2018 Option Inducement Awards”).

(2)	Represents (i) 6,500 shares of restricted stock granted to Anthony Recupero on September 28, 2018 (the “Recupero Restricted Stock Inducement Award”) and (ii) 6,00 shares of restricted stock granted to Keith Markey on September 28, 2018 ( the “Markey Restricted Stock Inducement Award,” together with the Recupero Restricted Stock Inducement Award, the “2018 Restricted Stock Inducement Awards,” and together with the 2018 Option Inducement Awards, the “2018 Inducement Awards”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the 2018 Inducement Awards by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(3)	Represents (i) 70,002 shares of Common Stock of Registrant that are issuable upon the exercise of non-qualified stock option awards granted to Fred Frullo on February 19, 2019, with a per share exercise price of $2.18 (the “Frullo Option Inducement Award”) and (ii) 70,002 shares of Common Stock of Registrant that are issuable upon the exercise of non-qualified stock option awards granted to John Hango on February 19, 2019, with a per share exercise price of $2.18 (the “Hango Option Inducement Award”, together with the Frullo Option Inducement Award, the “2019 Option Inducement Awards”).

(4)	Represents (i) 6,500 shares of restricted stock granted to Fred Frullo on February 19, 2019 (the “Frullo Restricted Stock Inducement Award”) and (ii) 6,00 shares of restricted stock granted to John Hango on February 19, 2019 (the “Hango Restricted Stock Inducement Award,” together with the Frullo Restricted Stock Inducement Award, the “2019 Restricted Stock Inducement Awards,” and together with the 2019 Option Inducement Awards, the “2019 Inducement Awards” and, together with the 2018 Inducement Awards, the “Inducement Awards”). Pursuant to Rule 416 of the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2019 Inducement Awards by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock..

(5)	Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on August 14, 2019.

EXPLANATORY NOTE

This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) by the Registrant to register (i) 234,006 shares of Common Stock issuable upon exercise of options granted, and (ii) 25,000 shares of restricted stock, each having been granted pursuant to the Inducement Awards, as further described below. To induce the individuals listed below to accept employment with the Registrant, the Registrant granted the Inducement Awards on the dates detailed below:

●	a non-qualified stock option to purchase 70,002 shares of Common Stock of the Registrant granted to Anthony Recupero on September 28, 2018;

●	a non-qualified stock option to purchase 24,000 shares of Common Stock of the Registrant granted to Keith Markey on October 1, 2018;

●	a grant of 6,500 shares of restricted stock, granted to Anthony Recupero on September 28, 2018;

●	a grant of 6,000 shares of restricted stock, granted to Keith Markey on September 28, 2018;

●	a non-qualified stock option to purchase 70,002 shares of Common Stock of the Registrant granted to Fred Frullo on February 19, 2019;

●	a non-qualified stock option to purchase 70,002 shares of Common Stock of the Registrant granted to John Hango on February 19, 2019;

●	a grant of 6,500 shares of restricted stock, granted to Fred Frullo on February 19, 2019; and

●	a grant of 6,000 shares of restricted stock, granted to John Hango on February 19, 2019.

The Inducement Awards were approved by the Registrant’s Board of Directors (or a committee thereof) in compliance with and in reliance on NASDAQ Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the Celsion Corporation 2018 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act, and will be delivered to participants in accordance with such rule.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 29, 2019;
(2)	The Registrant’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, filed with the Commission on May 15, 2019 and August 14, 2019, respectively;
(3)	The Registrant’s current reports on Form 8-K and related amendments, filed with the Commission on March 14, 2019, March 29, 2019, April 1, 2019 and May 15, 2019;
(4)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on May 26, 2000, as amended by Form 8-A/A dated February 7, 2008, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. The Registrant’s bylaws provide that the Registrant shall indemnify, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, as amended (DGCL), the Registrant’s current and former directors and officers, and may indemnify its current and former employees and agents, against any and all expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising from their services in those capacities.

The DGCL provides that a Delaware corporation has the power generally to indemnify its current and former directors, officers, employees and other agents (each, a Corporate Agent) against expenses and liabilities, including amounts paid in settlement, in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent is permitted if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

To the extent that a Corporate Agent has been successful on the merits or otherwise in the defense of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify such person for expenses in connection therewith. Under the DGCL, the corporation may advance expenses incurred by a Corporate Agent in connection with a proceeding, provided that the Corporate Agent undertakes to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. The Registrant’s certificate of incorporation requires the Registrant to advance expenses to any person entitled to indemnification, provided that such person undertakes to repay the advancement if it is determined in a final judicial decision from which there is no appeal that such person is not entitled to indemnification.

The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the Registrant’s certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s certificate of incorporation permits the Registrant to secure insurance on behalf of its directors, officers, employees and agents for any expense, liability or loss incurred in such capacities, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

The purpose of these provisions is to assist the Registrant in retaining qualified individuals to serve as its directors, officers, employees and agents by limiting their exposure to personal liability for serving as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of the Registrant, as amended, incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended June 30, 2004.

4.2	Certificate of Ownership and Merger of Celsion Corporation (a Maryland Corporation) into Celsion (Delaware) Corporation (inter alia, changing the Company’s name to “Celsion Corporation” from “Celsion (Delaware) Corporation”), incorporated herein by reference to Exhibit 3.1.3 to the Annual Report on Form 10-K of the Registrant for the year ended September 30, 2000.

4.3	Certificate of Amendment of the Certificate of Incorporation effective and filed on February 27, 2006, incorporated therein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on March 1, 2006.

4.4	Certificate of Amendment to Certificate of Incorporation effective October 28, 2013, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on October 29, 2013.

4.5	Certificate of Amendment to Certificate of Incorporation effective June 15, 2016, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on June 15, 2016.

4.6	Certificate of Amendment to Certificate of Incorporation, effective May 26, 2017, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on May 26, 2017.

4.7	Amended and Restated By-laws dated November 27, 2011, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on December 1, 2011.

4.8	Celsion Corporation 2018 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on May 15, 2018.

4.9	Celsion Corporation 2007 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on May 16, 2017.

5.1*	Opinion of Goodwin Procter with respect to validity of issuance of securities.

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrenceville, State of New Jersey on August 16, 2019.

CELSION CORPORATION

By	/s/ Michael H. Tardugno
Michael H. Tardugno
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

Each person whose signature appears below constitutes and appoints Michael H. Tardugno as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael H. Tardugno	Chairman, President and Chief Executive Officer and Director
Michael H. Tardugno	(Principal Executive Officer)	August 16, 2019

/s/ Jeffrey W. Church	Executive Vice President and Chief Financial Officer
Jeffrey W. Church	(Principal Financial Officer)	August 16, 2019

/s/ Timothy J. Tumminello	Controller and Chief Accounting Officer
Timothy J. Tumminello	(Principal Accounting Officer)	August 16, 2019

/s/ Robert W. Hooper	Director	August 16, 2019
Robert W. Hooper

/s/ Alberto R. Martinez, M.D.	Director	August 16, 2019
Alberto R. Martinez, M.D.

/s/ Augustine Chow, Ph.D.	Director	August 16, 2019
Augustine Chow, Ph.D.

/s/ Frederick J. Fritz
Frederick J. Fritz	Director	August 16, 2019

/s/ Donald P. Braun, Ph.D.
Donald P. Braun, Ph.D.	Director	August 16, 2019

/s/ Andreas Voss, M.D.
Andreas Voss, M.D.	Director	August 16, 2019